UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2009

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33061	94-2873391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Wind River Way, Alameda, California 94501

(Address of principal executive offices, including zip code)

(510) 748-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

Worldwide Incentive Compensation Program for the 2010 Fiscal Year (“ICP”); Criteria for Payout.

On March 26, 2009, the Compensation Committee adopted the Company’s ICP. Named executive officers (other than those who receive commission-based incentive compensation) will participate in the ICP to the same extent as all other eligible employees. Under the terms of the ICP, employees who are eligible to participate are eligible to receive cash incentive awards on a semi-annual basis, based on the Company’s and the individual employee’s performance. Target awards are set at a percentage of a participant’s annual salary.

The level of achievement of Wind River’s company-wide performance goal for each semi-annual period in FY10 will determine the funding level of the bonus pool for each semi-annual period. The Compensation Committee determined that Company performance will be based upon achieving targeted levels of semi-annual earnings per share on a non-GAAP basis (calculated by adjusting GAAP net income/(loss) per share to exclude certain items such as stock-based compensation, amortization of purchased and other intangibles and the tax effects of these non-GAAP adjustments).

The target bonus percentages for FY10 for our principal executive officer, our principal financial officer and our other named executive officers that are eligible to participate in the ICP remain unchanged from FY09.

The Compensation Committee retains the discretion to amend any aspect of the ICP, including the amounts of the bonus pool, the applicable formulas and the payout percentages. Management does not have discretion to change any of these aspects of the ICP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2009	WIND RIVER SYSTEMS, INC.

	By:	/s/ Ian Halifax
Ian Halifax, Senior Vice President Finance and Administration, Chief Financial Officer and Secretary